Exhibit 99.1

McKesson Approves Proxy Access for Shareholder Vote, Further

Expands Corporate Governance Enhancements

SAN FRANCISCO, Calif., June 1, 2015 – McKesson Corporation (NYSE: MCK) today announced that its Board of Directors has adopted a proxy access by-law amendment, subject to shareholder approval at the company’s 2015 annual meeting. The amendment to the company’s by-laws will become effective immediately if approved by shareholders.

Proxy access allows eligible shareholders to place their own director nominees on the company’s proxy card, along with the candidates nominated by the company’s Board of Directors. In 2014, in response to shareholder feedback and the Board’s continuing evaluation of governance best practices, McKesson announced plans to submit a proxy access proposal at the 2015 annual meeting, and the Board’s action carries out those plans. If approved by McKesson’s shareholders, the by-law amendment would specify a three-percent/three-year holding requirement for eligibility and state that an eligible shareholder or group of shareholders who complies with the specified procedural and disclosure requirements could include shareholder-nominated director candidates in McKesson’s proxy materials to fill up to 20 percent of the available board seats.

“McKesson’s adoption of a proxy access by-law amendment for a vote at our 2015 annual meeting puts us at the forefront of corporate governance best practices,” said John H. Hammergren, chairman and chief executive officer. “This action reaffirms the tremendous importance of the views of our shareholders, our continual evaluation of their feedback, and our commitment to maintaining industry-leading governance practices.”

In diligently exercising its oversight responsibilities with respect to the company’s business and affairs, the Board has, in roughly the past year, made additional enhancements to McKesson’s corporate governance practices to better align the interests of McKesson and its investors, including:

•	Added three new independent directors to the Board to ensure strong Board refreshment.

•	Reelected Mr. Edward A. Mueller as Lead Independent Director for another two-year term, subject to his continuing reelection as a director and status as an independent director.

•	Expanded our shareholder engagement efforts as part of the Board’s continuing efforts to identify key governance concerns of our shareholders.

These changes build on a series of modifications to McKesson’s corporate governance practices over the past several years. These include establishing a lead independent director with a robust set of industry-leading duties and powers, empowering shareholders to call a special meeting, eliminating supermajority voting provisions from our by-laws, adopting majority voting for the election of directors, and declassifying the Board. These actions demonstrate the Board’s ongoing commitment to strong, shareholder-focused, contemporary corporate governance practices that are consistent with McKesson’s goal of creating long-term, sustainable value for its shareholders.

Additional details on these and other important modifications to McKesson’s corporate governance practices will be available in the proxy materials that will be distributed to shareholders later this month.

About McKesson Corporation

McKesson Corporation, currently ranked 15th on the FORTUNE 500, is a healthcare services and information technology company dedicated to making the business of healthcare run better. McKesson partners with payers, hospitals, physician offices, pharmacies, pharmaceutical companies and others across the spectrum of care to build healthier organizations that deliver better care to patients in every setting. McKesson helps its customers improve their financial, operational, and clinical performance with solutions that include pharmaceutical and medical-surgical supply management, healthcare information technology, and business and clinical services. For more information, visit www.mckesson.com.

Contact:

Investors and Financial Media:

Erin Lampert, +1 415-983-8391

Erin.Lampert@McKesson.com

General and Business Media:

Kris Fortner, +1 415-983-8352

Kris.Fortner@McKesson.com